Exhibit 10.50

PERSONNEL AND SERVICES AGREEMENT

This Personnel and Services Agreement (the “Agreement”) made effective as of December 1, 2004, by and between Imaging Initiatives, Inc., a New York corporation with its principal offices located at 2234 Colonial Boulevard, Ft. Myers, FL 33907 (“Imaging”) and 21st Century Oncology, Inc. a Florida corporation with its principal office located at 2234 Colonial Boulevard, Fort Myers, Florida 33907 (“21st Century”).

WHEREAS, Imaging operates various facilities (the “Imaging Facilities”) where it provides medical imaging services.

WHEREAS, 21st Century provides personnel and administrative services in connection with the provision of medical services.

WHEREAS, Imaging desires 21st Century to provide it with administrative services and personnel required by Imaging in connection with the provision of imaging services and 21st Century desires to provide such personnel.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Personnel.

(a) 21st Century shall provide the services of (i) an administrative assistant (ii) accounting clerk and (iii) development staff to Imaging on a full-time basis in the case of (i) and (ii) and on an as-needed basis in the case of (iii) (the “21st Century Personnel”). 21st Century shall be responsible for recruiting, training, managing, supervising, compensating and terminating such 21st Century Personnel. 21st Century shall be responsible for all salaries, fringe benefits, taxes and insurance necessary with respect to such 21st Century Personnel. The 21st Century Personnel shall remain 21st Century employees, and not Imaging employees.

(b) It is expressly acknowledged by the parties hereto that 21st Century and the 21st Century Personnel are “independent contractors” of Imaging and nothing in this Agreement is intended or shall be construed to create with Imaging an employer/employee relationship or/a joint venture relationship or to permit 21st Century to incur any obligation or enter into any agreement on behalf of Imaging, or to allow Imaging to exercise control or direction over the manner or method by which 21st Century or 21st Century Personnel performs the services which are the subject matter of this Agreement. 21st Century understands and agrees that Imaging will not make any payment to 21st Century or the 21st Century Personnel and will not withhold on behalf of 21st Century or the 21st Century Personnel any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to 21st Century or the 21st Century Personnel, or make available to 21st Century or the 21st Century Personnel any of the benefits afforded to employees of Imaging and that all of such payments, withholdings, and benefits, if any, are the sole responsibility of 21st Century.

2. Services.

21st Century shall also provide services related to the provision of accounting, management and development services.

3. Payments.

(a) Imaging shall pay 21st Century an amount equal to Three Thousand Two Hundred Dollars ($3,200.00) per month (the “Development Fee”). The Development Fee shall be payable by Imaging to 21st Century on a monthly basis.

(b) Imaging shall reimburse 21st Century on a pass-through basis for 21st Century Personnel who provide services solely for Imaging, which reimbursement shall equal the actual cost incurred by 21st Century in connection with the employment and retention of the 21st Century Personnel (the “Pass Through Amount”). Imaging shall advance 21st Century Eight Thousand Five Hundred and Fifty Dollars ($8,550.00) per month and settle the advances to the pass-through amount on an annual basis. The Development Fee and the Pass Through Amount shall be collectively referred to herein as the Administrative Fee.

(c) The Administrative Fee shall be payable to 21st Century not later than the fifth (5th) day of each month for services rendered in the prior month.

4. Insurance.

21st Century shall maintain in full force and effect, at its own cost and expense, at all times during the term of this Agreement, commercial and professional liability insurance covering all risks and exposures arising out of the performance of services pursuant to this Agreement by 21st Century or the 21st Century Personnel.

5. Term and Termination of Agreement.

(a) Term. This Agreement shall be deemed effective as of December 1, 2003 and shall remain in effect until November 30, 2006.

(b) Termination.

(i) Termination by Agreement. In the event 21st Century and Imaging shall mutually agree in writing, this Agreement may be terminated on the terms and date stipulated therein.

(ii) Termination on Notice of Breach of the Agreement. Either party may terminate this Agreement upon thirty (30) days’ prior written notice to the other upon a breach hereof, which breach has not been cured to the reasonable satisfaction of the notifying party within such thirty (30) day period.

(iii) Immediate Termination. Notwithstanding anything herein to the contrary, either party may terminate this Agreement immediately upon written notice to the other party in the event (i) the other party fails to maintain the insurance required hereunder; or (ii) the other party loses or has suspended its license or other authority to perform its obligations hereunder which loss or suspension is not stayed within thirty (30) days’ notice thereof.

(iv) Effects of Termination. Upon termination of this Agreement as herein above provided, neither party shall have any further obligation hereunder except for: (i) obligations accruing prior to the date of termination; and (ii) obligations, promises or covenants contained herein which are expressly made to extend beyond the term of this Agreement.

6. Miscellaneous.

(a) Governing Law. This Agreement has been executed and delivered in and shall be interpreted, construed and enforced pursuant to and in accordance with the laws of the state of Florida, without consideration of principles of conflicts of law.

(b) Assignment. No assignment of this Agreement or the rights and obligations hereunder shall be valid without the specific written consent of both parties hereto.

(c) Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

(d) Severability. In the event any provision of this Agreement is held to be unenforceable for any reason, the unenforceability thereof shall not affect the remainder of this Agreement, which shall remain in full force and effect and enforceable in accordance with its terms.

(e) Amendments. Any amendments to this Agreement shall be in writing and shall be executed by a duly authorized representative of each party.

(f) Entire Agreement. This Agreement constitutes the entire Agreement between the parties relating to the subject matter of this Agreement.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this      day of November 2003.

21ST CENTURY ONCOLOGY, INC.

By:	/s/ David M. Koeninger
Name:	David M. Koeninger
Title:	Vice President and Chief Financial Officer

IMAGING INITIATIVES, INC.

By:	/s/ Howard S. Sheridan, M.D.
Name:	Howard S. Sheridan, M.D.
Title:	President and CEO

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